Exhibit 1

STOCK PURCHASE AND SALE AGREEMENT

This is the Stock Purchase Agreement dated as of May 23, 2017, by and among Carl Zeiss, Inc., a New York corporation (“Seller”) and the purchasers whose signatures appear below (the “Buyers”). Capitalized terms used in this Agreement are used as defined in

Section 4.

Background:

The Seller is the owner of 262,631 shares of Class Z common stock of PEN Inc., a Delaware corporation (the “Company”) and 831 additional shares of Class A common stock of the Company. As the holder of the Class Z shares, Seller has a representative serving on the board of directors of the Company.

Seller desires to sell its shares in the Company, and Buyers desire to purchase those shares, with the understanding that transfer of the Class Z shares will occur following the conversion thereof into Class A shares of common stock of the Company.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants of this Agreement, the Seller and Buyers agree:

1.	Purchase and Sale

1.1	Sale of Shares. Immediately prior to the execution and delivery of this Agreement, Seller has submitted its notice of conversion to convert its 262,631 shares of Class Z common stock into 262,631 shares of Class A common stock of the Company. Simultaneously upon the execution and delivery of this Agreement and the payments under Section 1.2, the Seller will sell and the Buyers will purchase (1) 262,631 shares of Class A common stock of the Company resulting from conversion of the Class Z shares, , and (2) 831 shares of Class A common stock of the Company (together, the “Shares”). The Shares are being purchased in reliance on the representations and warranties in Section 2 and Section 3 and sold in reliance on the separate representations and warranties of each Buyer in Section 3.

1.2	Payment for Shares. Simultaneously upon the execution and delivery of this Agreement, each Buyer will make payment to Seller of $50,000.00.

1.3	Closing Deliveries. Upon payment under Section 1.2, Seller will deliver: (1) stock powers, and (2) other documents reasonably required by the Company’s transfer agent to cause the transfer to each Buyer of the Shares as set forth next to that Buyer’s name and signature below.

2.	Representations and Warranties of Seller. Seller represents and warrants to each Buyer that:

2.1	Ownership of Z Shares. Seller is the record and beneficial owner of the Z Shares, free and clear of any and all Encumbrances (except for Encumbrances created by this Agreement, restrictions imposed by Law under the Securities Act of 1933 and the Securities Exchange Act of 1934 and restrictions imposed by the organizational documents of the Company (including its amended and restated certificate of incorporation)). When transferred under this Agreement the Shares will be delivered free and clear of any Encumbrance, except for restrictions imposed by Law under the Securities Act of 1933 and the Securities Exchange Act of 1934 and restrictions imposed by the organizational documents of the Company (including its amended and restated certificate of incorporation).

2.2	Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate or other power and authority to own or lease and operate its properties, to carry on its business as now conducted and is duly qualified and in good standing in each jurisdiction in which such qualification is necessary, except as would not reasonably be expected to prevent Seller from performing its obligations under this Agreement.

2.3	Power and Authority. The Seller has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement. The Seller has taken all necessary corporate action to authorize this Agreement and this Agreement and each document executed by Seller as contemplated by this Agreement has been or, when executed and delivered, will be duly authorized, executed and delivered by Seller and, assuming due execution and delivery by the other parties hereto, a valid and binding agreement enforceable against the Seller in accordance with its terms.

2.4	No Conflict; Consents. The execution, delivery and performance of this Agreement will not result in any violation of or conflict with, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of, or result in the imposition of any Encumbrance under, or require any consent under, any term of any debt instrument, mortgage or other agreement or instrument or Law or Order by which Seller or any of its assets may be bound, except where the violation, conflict, default, termination, cancellation, acceleration or Encumbrance, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to perform its obligations under this Agreement. No consent, approval, license, permit order or authorization of or registration or filing with any Governmental authority is required to be made by Seller in connection with the execution, delivery and performance of this Agreement, except for filings that may be required after the purchase and sale under the Securities Act of 1934, the conversion of the Class Z common stock in accordance with the Company’s amended and restated certificate of incorporation or as would not reasonably be expected to prevent Seller from performing its obligations under this Agreement.

2.5	Seller Sophistication; Access to Information. Seller has evaluated the Shares, its minority position as an investor in the Company and has made its own investment decision regarding the sale of the Shares. Seller has a representative serving as a director of the Company and has had access to all information it considered necessary in connection with its decision to sell the Shares on the terms set forth in this Agreement.

2.6	Brokers & Finders. Seller has not employed any investment banker, broker, finder, consultant or intermediary in connection with this Agreement.

3.	Representations and Warranties of Buyers. Each Buyer for itself represents and warrants to Seller and to the other Buyers that:

3.1	Entity Status. Buyer, if not an individual, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate or other power and authority to own or lease and operate its properties, to carry on its business as now conducted and is duly qualified and in good standing in each jurisdiction in which such qualification is necessary, except as would not reasonably be expected to prevent Buyer from performing its obligations under this Agreement.

3.2	Power and Authority. Buyer, if an individual, has the capacity and, if an entity, (1) has the entity power and authority and (2) has taken all necessary entity action to execute, deliver and perform its obligations under this Agreement. This Agreement and each document executed by Buyer as contemplated by this Agreement has been or, when executed and delivered, will be duly authorized, executed and delivered by Buyer and, assuming due execution and delivery by the other parties hereto, a valid and binding agreement enforceable against Buyer in accordance with its terms.

3.3	No Conflict; Consents. The execution, delivery and performance of this Agreement will not result in any violation of or conflict with, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of, or result in the imposition of any Encumbrance under, or require any consent under, any term of any debt instrument, mortgage or other agreement or instrument or and Law or Order by which Buyer or any of its assets may be bound, except where the violation, conflict, default, termination, cancellation, acceleration or Encumbrance, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement. No consent, approval, license, permit order or authorization of or registration or filing with any Governmental Authority is required to be made by Buyer in connection with its execution, delivery and performance of this Agreement except for filings that may be required after the purchase and sale under the Securities Act of 1934.

3.4	Buyer Accredited; Access to Information; No Distribution. Buyer is an “accredited investor” as defined in Regulation D under the Securities Act of 1933 and the rules promulgated thereunder with respect to an investment in shares of the Company and is aware and acknowledges that neither the offer nor the sale of the Shares has been registered under the Securities Act, or under any state or foreign securities Laws, such shares will constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933 and may not be offered, sold or transferred except pursuant to (i) an effective registration statement under the Securities Act of 1933 and in compliance with applicable state securities laws or (ii) an applicable exemption from registration thereunder or under applicable state securities laws. The individual who has made the investment decision for Buyer (a) is an affiliate of the Company, (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase, and (c) has provided the funds for Buyer’s purchase. If not an individual, Buyer was not formed for purposes of the purchase under this Agreement. Buyer has had access to all information it considered necessary in connection with its decision to purchase a portion of the Shares. Buyer is purchasing the Shares for its own account, and not with a view to their distribution as that term is used in Section 2(11) of the Securities Act of 1933.

3.5	Brokers & Finders. Buyer has not employed any investment banker, broker, finder, consultant or intermediary in connection with this Agreement.

4.	Definitions. As used in this Agreement, the following terms have the following meanings:

Buyer means each individual and entity, severally, and not jointly, other than Seller whose name appears on the signature pages of this Agreement and their respective successors and permitted assigns.

Company means PEN Inc., a Delaware corporation and its successors.

Encumbrance means any lien, claim, charge, security interest, option, mortgage, pledge or other legal or equitable encumbrance, excluding any such encumbrance arising under or pursuant to federal or state securities laws.

Governmental Authority means any government or political subdivision or department, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether domestic or foreign, federal, state or local.

Law means any domestic or foreign, federal, state or local, law, statute, ordinance, rule or regulation.

Order means any judgment, order, injunction, decree, stipulation or award entered or rendered by any Governmental Authority.

Party means the Seller or either of the Buyers executing this Agreement and their respective successors and permitted assigns.

Seller as defined in the Preamble to this Agreement.

Shares as defined in Section 1.1

5.	Other Provisions.

5.1	Director Fees. Seller relinquishes and forgives any claim to unpaid cash compensation due to Seller or to its representative who has served on the board of directors of the Company. The Company is entitled to rely on this Section 5.1.

5.2	Notices. Any notice, request, waiver or consent under this Agreement will be in writing sent to the address set forth on the signature pages below, or at such other address for a Party as that Party has specified by notice to the other Parties, and will be considered given (i) when sent by e-mail or other electronic transmission, (ii) when delivered at the stated address by a national delivery service, postage prepaid. Any Party making a communication under this section will promptly confirm by phone (if communication is made under clause (i)) or by e-mail (if communication is made under clause (ii)) the communication that was made.

5.3	Expenses. Each Party will bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other persons engaged by (or claiming under) any Party incurred in connection with this Agreement or the purchase and sale of the Shares.

5.4	Amendment and Waiver. Any amendment or waiver of any provision of this Agreement will only be effective if made in writing signed by the affected Parties. No consent or waiver granted is to be considered a continuing waiver or consent, nor will any delay or omission of any Party impair the future exercise of any right under this Agreement.

5.5	Construction; Choice of Law. This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. This Agreement is the entire agreement among the Parties and supersedes any prior agreement or understanding with respect to its subject matter. Except as stated in Section 5.1, this Agreement is not intended to confer on a person other than the Parties any rights or remedies. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the purchase and sale is not affected in any manner materially adverse to any Party.

5.6	Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

5.7	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile, “pdf” or other electronic transmission is effective to cause execution and delivery of this Agreement and is legal, valid and binding.

5.8	Survival. Any claim for losses or damages resulting from or arising out of any inaccuracy or breach of any representation and warranty in this Agreement must be asserted in writing before June 15, 2018.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed as of the day and year first above written.

Seller:	Address:
CARL ZEISS, INC.	One Zeiss Drive Thornwood, NY 10594

By: /s/ Stevens J. Chevillotte Name: Stevens J. Chevillotte Title: President	e-mail: steven.chevillotte@zeiss.com with a copy to: scott.margolin@zeiss.com phone: 914-681-7880

By: /s/ James A. Sharp Name: James A. Sharp Title: Director

Buyers:

RICKERT FAMILY, LIMITED PARTNERSHIP	131,731 shares of Class A common stock

Address:

By: /s/ Scott E. Rickert Scott E. Rickert, General Partner	9 Diamond Drive Key West, FL 33040
e-mail: serickert@comcast.net with a copy to: jeannemrickert@msn.com phone: 305-731-6589

131,731 shares of Class A common stock Address:

/s/ Ronald J. Berman Ronald J. Berman	800 Village Square Crossing Palm Beach Gardens, FL 33410
e-mail: rjb609@aol.com phone: 561-339-3198